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Exhibit 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this registration statement on Form S-3 of AXA Financial, Inc. of our report dated February 1, 2000 relating to the financial statements, which appears on page F-1 of AXA Financial Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 1, 2000 relating to the financial statement schedules, which appears on page F-47 of AXA Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.


/s/ PricewaterhouseCoopers LLP
New York, New York
July 25, 2000